SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 21, 2004

TURBOCHEF TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-23478	48-1100390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1900, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(678) 987-1700

10500 Metric Drive, Suite 128, Dallas, Texas 75243
(Former Name or Former Address, if Changed Since Last Report)

ITEM 2.                  ACQUISITION OR DISPOSITION OF ASSETS

On May 21, 2004, TurboChef Technologies, Inc. (the “Registrant”) entered into a Contribution Agreement (the “Contribution Agreement”) with Enersyst Development Center, L.L.C. (“Enersyst”) and the members of Enersyst (the “Members”).

Pursuant to the Contribution Agreement, the Registrant was issued 7,247,081 common membership units of Enersyst (the “Common Units”) in exchange for a capital contribution in the amount of $7,247,081, and the Members exchanged all of their units of membership interest of Enersyst for preferred membership units of Enersyst (the “Preferred Units”).  The Registrant’s capital contribution was used to retire Enersyst’s outstanding indebtedness.

In addition, the Registrant and the Members entered into a Preferred Unit Exchange Agreement (the “Exchange Agreement”) pursuant to which the Members were granted the right to exchange their Preferred Units for shares of the Registrant’s common stock, par value $.01 per share (“Common Stock”).  As of May 21, 2004, the Preferred Units were exchangeable for a total of 1,832,924 shares of Common Stock based on an exchange price of $3.465 per share.  The exchange price is subject to adjustment only in the event of a stock split, stock dividend, recapitalization or other similar events.  The Members also were granted piggy-back registration rights under the Exchange Agreement with respect to the shares of Common Stock for which their Preferred Units may be exchanged.

The Members and the Registrant also entered into an Amended and Restated Operating Agreement of Enersyst (the “Operating Agreement”).  Under the Operating Agreement, the Registrant will serve as Enersyst’s managing member, and will be exclusively responsible for the management of the assets, affairs, and operations of Enersyst.

The Operating Agreement also sets forth the general rights, powers and preferences of the Common Units and Preferred Units issued to the Registrant and the Members, respectively:

  The Common Units are entitled to all voting rights, and the Preferred Units are not entitled to vote.

  The Preferred Units are entitled to a cumulative, non-compounding, annual return of 6% on the amount of their respective capital accounts (the “Preferred Return”).

  Profits and losses of Enersyst will be allocated first to the Common Units and then to the Preferred Units.

  Distributions of available funds generated by Enersyst, if declared by the managing member, will first be made to the Preferred Units in the amount of the accrued Preferred Return, and then to the Common Units.

  Enersyst is permitted to make loans to the Registrant, which will bear interest at the annual rate of 6%.

  In the event of a liquidation, dissolution or winding up of Enersyst, the assets remaining after the payment of liabilities will be distributed first to the Preferred Units to satisfy their capital accounts and Preferred Return, and then to the Common Units.

The Registrant’s initial capital contribution to Enersyst was paid from proceeds received from the private placement of the Registrant’s common stock described in Item 5 below.

Copies of the Contribution Agreement, the Operating Agreement and the Exchange Agreement have been filed as exhibits to this report.

ITEM 5.                  OTHER EVENTS

Private Placement

On May 21, 2004, the Registrant entered into Subscription Agreements (the “Subscription Agreements”) with certain investors named therein (the “Investors”) for the private placement of shares of the Registrant’s common stock.  In connection therewith, the Registrant issued an aggregate of 3,453,629 shares of its common stock (the “Shares”) to the Investors at a per share price of $2.90, for aggregate proceeds of $10,015,524.

In addition, pursuant to the terms of a Registration Rights Agreement entered into with the Investors in connection with the Subscription Agreements (the “Registration Rights Agreement”), the Registrant has agreed to file a registration statement with respect to the resale of the Shares on or before July 30, 2004, and the Investors were granted piggy‑back registration rights with respect to the Shares.

Copies of the form of Registration Rights Agreement and the form of Subscription Agreement have been filed as exhibits to this report.

Press Release

On May 24, 2004, the Registrant issued a press release announcing the completion of the private placement described above, and the transactions involving Enersyst described in Item 2 hereof.  A copy of this press release is filed as an exhibit to this report and is incorporated herein by reference.

ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)            Financial Statements of Businesses Acquired.

The financial statements of Enersyst required to be reported as a result of the transactions described in Item 2 will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8-K.

(b)        Pro Forma Financial Information.

The pro forma financial information required to be reported as a result of the transactions described in Item 2 will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8-K.

(c)            Exhibits.

Exhibit No.	Description
2.1	Contribution Agreement, dated May 21, 2004 by and among the Registrant, Enersyst and the members of Enersyst
10.1	Preferred Unit Exchange Agreement, dated May 21, 2004, by and among the Registrant and the members of Enersyst
10.2	Form of Subscription Agreement entered into as of May 21, 2004 by the Registrant and each of the Investors
10.3	Form of Registration Rights Agreement, dated May 21, 2004, by and among the Registrant and the Investors
10.4	Amended and Restated Operating Agreement of Enersyst, dated May 21, 2004
99.1	Press Release of the Registrant dated May 24, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURBOCHEF TECHNOLOGIES, INC. (Registrant) By: /s/ James A. Cochran James A. Cochran Senior Vice President and Chief Financial Officer

Date:   May 28, 2004